Exhibit 99.1

Rigel Announces Fourth Quarter and Year End 2009 Financial Results

South San Francisco, Calif. — March 2, 2010 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the fourth quarter and year ended December 31, 2009.

For the fourth quarter of 2009, Rigel reported a net loss of $25.1 million, or $0.48 per share, compared to a net loss of $33.4 million, or $0.91 per share, in the fourth quarter of 2008. Weighted average shares outstanding for the fourth quarters of 2009 and 2008 were 51.8 million and 36.6 million, respectively.

Contract revenue in the fourth quarter of 2009 was comprised of a $750,000 milestone payment from Daiichi Sankyo for the designation of the first lead compound related to the ligase oncology collaboration. There was no contract revenue reported in the fourth quarter of 2008.

Rigel reported total operating expenses of $25.9 million in the fourth quarter of 2009, compared to $34.0 million in the fourth quarter of 2008. The decrease in operating expenses was primarily due to the completion of two Phase 2b clinical trials (TASKi2 and TASKi3) in July 2009 and a decrease in stock-based compensation expense.  Stock-based compensation expense decreased from $6.0 million in the fourth quarter of 2008 to $3.8 million in the fourth quarter of 2009, primarily due to the lower valuation of options granted in the first quarter of 2009.

For the twelve months ended December 31, 2009, Rigel reported a net loss of $111.5 million, or $2.73 per share, compared to a net loss of $132.3 million, or $3.67 per share, for the same period of 2008.

As of December 31, 2009, Rigel had cash, cash equivalents and available for sale securities of $133.3 million, compared to $134.5 million as of December 31, 2008.

In February 2010 Rigel announced the signing of a worldwide license agreement with AstraZeneca AB for certain of its oral Syk inhibitors, including the Company’s lead compound R788.  Upon effectiveness of the agreement, Rigel will receive an upfront payment of $100 million and expects to receive an additional $25 million in milestone payments in 2010.  AstraZeneca is responsible for all development, regulatory filings, manufacturing and global commercialization activities for products in all of the licensed indications. Rigel anticipates that AstraZeneca will begin a global Phase 3 clinical trial program in rheumatoid arthritis in the second half of 2010.

“Our recently announced agreement with AstraZeneca allows R788 to move quickly forward without requiring us to fund the very large Phase 3 clinical trial program,” said James M. Gower, chairman and chief executive officer of Rigel. “It also provides us with the resources we anticipate needing to move other of our internally discovered research and development programs into the clinic in 2010 and 2011,” he added.

Other recent news:

Last week, Merck Serono advised Rigel of its plans to return the R763 aurora kinase program for certain solid tumors and leukemias to Rigel. The program, which Merck Serono licensed in 2005,  has progressed through Phase 1 safety trials. Rigel plans to evaluate the program’s preclinical and clinical data and make a decision on the program’s disposition.

Rigel will be hosting an investor day on March 25, 2010 in Boston, Massachusetts to present an updated clinical and research pipeline.  Details of the event will be announced shortly.

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases and metabolic diseases. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia and asthma, as well as in cancer.

This press release contains “forward-looking” statements, including, without limitation, statements related to the anticipated effectiveness of the agreement between Rigel and AstraZeneca, Rigel’s receipt of an upfront cash payment from AstraZeneca, Rigel’s potential receipt of milestone payments in 2010, plans to pursue further clinical development of R788, including the timing thereof, and Rigel’s plans to pursue and the resources anticipated for clinical development of its other research and development programs, including the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expect,” “plan,” “anticipate” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks associated with entering into a corporate partnership agreement and reliance on a corporate partner, including risks that if conflicts arise between us and our corporate partners, the other party may act in its self-interest and not in the interest of our stockholders and if any of our corporate partners were to breach or terminate its agreement with us or otherwise fail to conduct the partnership activities successfully and in a timely manner, the clinical development of the affected product candidates or research programs could be delayed or terminated, as well as other risks associated with the timing and success of clinical trials, potential problems that may arise in the clinical testing and approval process, Rigel’s need for additional capital and other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)
Revenues:
Contract revenues from collaborations	$750	$—	$750	$—

Operating expenses:
Research and development (see Note A)	20,175	28,402	90,743	109,670
General and administrative (see Note A)	5,677	5,608	20,903	27,044
Restructuring charges (see Note A)	—	—	1,141	—
Total operating expenses	25,852	34,010	112,787	136,714
Loss from operations	(25,102)	(34,010)	(112,037)	(136,714)
Interest income, net	9	557	397	4,279
Loss before income taxes	(25,093)	(33,453)	(111,640)	(132,435)
Income tax benefit	—	89	93	89
Net loss	$(25,093)	$(33,364)	$(111,547)	$(132,346)
Net loss per share, basic and diluted	$(0.48)	$(0.91)	$(2.73)	$(3.67)
Weighted average shares used in computing net loss per share, basic and diluted	51,828	36,584	40,876	36,025

Note A

Stock-based compensation expense included in:
Research and development	$2,628	$3,043	$8,937	$12,272
General and administrative	1,153	2,915	4,379	11,487
Restructuring charges	—	—	122	—
	$3,781	$5,958	$13,438	$23,759

SUMMARY BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2009	2008

Cash, cash equivalents and available for sale securities	133,318	$134,477
Total assets	140,744	143,858
Stockholders’ equity	109,867	104,165